Exhibit 21

Subsidiaries of the Registrant

NamePercent OwnershipState of Incorporation

Standard Bank, PaSB100%Pennsylvania

Community Bankers Settlement
Company LLC (inactive)*100%Pennsylvania

Allegheny Valley Financial

Services LLC (inactive)*100%Pennsylvania

Westmoreland Investment Company*100%Delaware

*Subsidiary of Standard Bank, PaSB

{Clients/1079/00316770.DOCX/ }